Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Reports Fourth Quarter and Full Year 2017 Results

Introduces 2018 Guidance for Two Largest Segments

New York, March 14, 2018 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the fourth quarter and full year 2017, which ended on December 31, 2017.

“For HC2, 2017 ended much as it began, having met key milestones and realized accomplishments for the business across our portfolio,” said Philip Falcone, HC2's Chairman, President and Chief Executive Officer. “In the fourth quarter, our core businesses continued to execute and expand their capabilities through targeted acquisitions, including two tuck-in acquisitions by DBM Global - CanDraft VSI and Mountain States Steel - that position the company well in what we believe is an attractive bridge market segment. DBM has continued to win major contract awards, as evidenced by their record year-end backlog of $723 million. Global Marine also had a strong year, not only through its core operating business, but also its Huawei Marine joint venture. During the quarter, Global Marine completed its strategic acquisition of Fugro's trenching and cable laying business, creating an even more effective operating platform for delivering services to its offshore power and oil & gas customers. During 2017, Global Marine secured the renewal of the remaining two of its three long-term submarine cable maintenance contracts, confirming the company's leading position in this space, and finished the year with a near-record backlog of $445 million. We continue to take steps to help Global Marine remain a leader in all of its target markets, including the rapidly growing global offshore power market which we believe has tremendous long-term growth potential.”

Mr. Falcone continued, “During the fourth quarter, American Natural Gas signed its first renewable natural gas supply agreement, opened new fueling stations in Tennessee and New York, and completed the integration and upgrade of fueling stations throughout the U.S. to support an efficient, expedient and reliable customer experience. PTGi ICS continued to execute its global growth initiative with new account representatives in Latin America, Eastern Europe and Russia and paid its sixth consecutive cash dividend to HC2. Our Continental Insurance subsidiary announced its intent to acquire Humana's approximately $2.3 billion long-term care insurance business, KMG America Corporation, positioning the company for what we believe will be future growth as a credible counterparty for similar long-term care transactions. Additionally, as we continue to build out our nation-wide network of over-the-air broadcast television stations, we acquired the Spanish-language broadcast network Azteca America, in addition to numerous television broadcast licenses from Northstar Media, capitalizing on what we believe are significant opportunities created by the changing media landscape.”

Mr. Falcone concluded, “Our work and accomplishments during the past year position HC2 for an exciting 2018, in which our priorities will be to further optimize the HC2 capital structure, including a global refinancing of our 11% Senior Secured Notes, a monetization within the diverse HC2 portfolio and the continued expansion of our over-the-air broadcast television strategy. I could not be prouder of our entire team and feel more confident than ever in our long-term opportunities.”

Exhibit 99.1

Fourth Quarter & Full Year Financial Highlights

•
Net Revenue: For the fourth quarter of 2017, HC2 recorded consolidated total net revenue of $458.5 million, as compared to $454.0 million for the year-ago quarter and $1,634.1 million for the full year 2017, as compared to $1,558.1 million for the full year 2016.

REVENUE by OPERATING SEGMENT

(in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	Change	2017	2016	Change
Construction	$175,665	$129,694	$45,971	$578,989	$502,658	$76,331
Marine Services	46,071	45,565	506	169,453	161,864	7,589
Energy	4,114	2,279	1,835	16,415	6,430	9,985
Telecommunications	181,683	226,795	(45,112)	701,898	735,043	(33,145)
Total Core Operating Subsidiaries	$407,533	$404,333	$3,200	$1,466,755	$1,405,995	$60,760
Insurance	39,545	42,610	(3,065)	151,577	142,457	9,120
Other	11,417	7,060	4,357	15,791	9,674	6,117
Consolidated HC2	$458,495	$454,003	$4,492	$1,634,123	$1,558,126	$75,997

•
Net Income (Loss): For the fourth quarter of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(9.2) million or $(0.21) per fully diluted share, as compared to Net (Loss) of $(67.3) million or $(1.62) per fully diluted share for the fourth quarter 2016. For the year ended December 31, 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(49.7) million or $(1.16) per fully diluted share, as compared to a Net (Loss) of $(105.4) million or $(2.83) per fully diluted share for the full year 2016.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries,” which includes HC2's Construction, Marine Services, Energy and Telecom segments, was a combined $32.4 million for the fourth quarter of 2017, as compared to $37.9 million for the year-ago quarter, due primarily to timing associated with several large scale projects in the Construction segment. For the full year ended December 31, 2017, Adjusted EBITDA for “Core Operating Subsidiaries” was $105.5 million, as compared to $109.1 million for the full year 2016, again due primarily to timing of projects in the Construction segment.

For the fourth quarter of 2017, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Life Sciences, Other, and Non-operating Corporate segments, was $19.7 million, as compared to $26.5 million for the year-ago quarter. For the full year ended December 31, 2017, Total Adjusted EBITDA (excluding the Insurance segment), was $50.8 million, as compared to $60.2 million for the full year 2016. Fourth quarter and full year 2017 Total Adjusted EBITDA was driven by timing of projects in the Construction segment and scaling of operations across the Life Sciences segment, offset primarily by a decrease in losses in the Other segment and an improvement in Marine Services, primarily attributable to its Huawei Marine joint venture.

Exhibit 99.1

ADJUSTED EBITDA by OPERATING SEGMENT

(in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	Change	2017	2016	Change
Construction	$15,112	$20,664	$(5,552)	$51,588	$59,860	$(8,272)
Marine Services	15,269	14,809	460	44,027	41,176	2,851
Energy	422	870	(448)	2,911	2,543	368
Telecommunications	1,605	1,541	64	6,929	5,560	1,369
Total Core Operating Subsidiaries	$32,408	$37,884	$(5,476)	$105,455	$109,139	$(3,684)
Life Sciences	(5,225)	(3,792)	(1,433)	(22,366)	(12,037)	(10,329)
Other	1,297	928	369	(3,139)	(11,221)	8,082
Non-operating Corporate	(8,732)	(8,552)	(180)	(29,152)	(25,718)	(3,434)
Consolidated HC2	$19,748	$26,468	$(6,720)	$50,798	$60,163	$(9,365)

•
Balance Sheet: As of December 31, 2017, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash was $72.7 million, of which $29.4 million was at the HC2 corporate level.

Fourth Quarter & Full Year Segment Highlights

•
Construction - For the fourth quarter of 2017, HC2’s DBM Global Inc. (“DBMG”), reported Net Income of $9.2 million, as compared to $7.3 million for the year-ago quarter. For the full year ended December 31, 2017, Net Income was $23.6 million, as compared to $28.0 million for the full year 2016.

Adjusted EBITDA was $15.1 million for the fourth quarter of 2017, as compared to $20.7 million for the year-ago quarter. For the full year ended December 31, 2017, DBMG’s Adjusted EBITDA was $51.6 million, as compared to $59.9 million for the full year 2016. The quarter and full year decreases were due primarily to timing associated with design changes on certain large scale projects in 2017 and better-than-bid performance on commercial projects in the year ago quarter.

Backlog at the end of the fourth quarter was a record $723 million, as compared to approximately $503 million in the prior year quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $772 million. DBMG continues to see a number of large opportunities in the commercial sector totaling approximately $300 million in potential new projects that could be awarded over the next several quarters.

•
Marine Services - For the fourth quarter of 2017, Global Marine reported Net Income of $6.2 million, as compared to $8.7 million for the year-ago quarter. For the full year ended December 31, 2017, Net Income was $15.2 million, as compared to $17.4 million for the full year 2016.

Adjusted EBITDA was $15.3 million for the fourth quarter of 2017, as compared to $14.8 million for the year-ago quarter, due primarily to higher telecom maintenance, offset partially by lower joint venture income when compared to the year-ago fourth quarter. For the full year ended December 31, 2017, Global Marine's Adjusted EBITDA was $44.0 million, as compared to $41.2 million for the full year 2016, due primarily to an increase in the Huawei Marine joint venture net income and higher telecom maintenance, partially offset by recognized losses associated with two offshore power projects during the year.

Exhibit 99.1

•
Energy - For the fourth quarter of 2017, American Natural Gas (“ANG”) reported Net Income of $1.5 million as compared to Net (Loss) $(0.06) million for the year-ago quarter. For the full year ended December 31, 2017, Net (Loss) was $(0.5) million, as compared to Net Income of $0.01 million for the full year 2016.

Adjusted EBITDA was $0.4 million for the fourth quarter of 2017, as compared to $0.9 million for the year-ago quarter, as the company completed the integration and upgrade of approximately 18 fueling stations across the company which should allow ANG to ramp volumes and increase capacity utilization across its nationwide network. For the full year ended December 31, 2017, Adjusted EBITDA was $2.9 million, as compared to $2.5 million for the full year 2016, due primarily to the increased number of stations owned and/or operated versus the prior year, offset by the non-renewal of certain alternative fuel tax credits in 2017 and incremental costs associated with integration of certain acquired stations. ANG currently owns and/or operates 44 natural gas fueling stations, including stations under development, in 15 states.

•
Telecommunications - For the fourth quarter of 2017, Net Income for PTGi-ICS was Net Income of $1.3 million, as compared to Net (Loss) of $(2.6) million for the year-ago quarter. For the full year ended December 31, 2017, Net Income was $6.2 million, as compared to $1.4 million for the full year 2016.

Adjusted EBITDA was $1.6 million for the fourth quarter of 2017, essentially in line with $1.5 million in the year-ago quarter. For the full year ended December 31, 2017, Adjusted EBITDA was $6.9 million, as compared to $5.6 million for the full year 2016, as PTGi ICS continued to focus on higher margin wholesale telecom traffic.

•
Insurance - As of December 31, 2017, the Company's Insurance subsidiary had approximately $74.7 million of statutory surplus, $86.4 million of total adjusted capital and $2.1 billion in total GAAP assets.

INSURANCE SEGMENT ADJUSTED OPERATING INCOME ("AOI")

(in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	Change	2017	2016	Change
Insurance	$2,629	$(6,901)	$9,530	$7,982	$(15,933)	$23,915

Adjusted Operating Income / (Loss) was Income of $2.6 million for the fourth quarter of 2017, as compared to a Loss of $(6.9) million in the year-ago quarter, due primarily to higher net investment income and a reduction in deferred tax expense as compared to the year-ago quarter. For the full year ended December 31, 2017, Adjusted Operating Income / (Loss) was Income of $8.0 million, as compared to a Loss of $(15.9) million for the year-ago period, due primarily to higher net investment income and reserve releases during 2017.

During the fourth quarter, Continental General Insurance Company (“CGI”) signed a definitive agreement to acquire Humana Inc.’s (NYSE: HUM) long-term care insurance business, KMG America Corporation (“KMG”). As of September 30, 2017, KMG’s subsidiary, Kanawha Insurance Company (“Kanawha”), had approximately $150 million of Statutory Capital and Surplus with approximately $2.3 billion of cash and invested assets. Once the proposed transaction is completed, CGI’s insurance platform will have approximately $3.5 billion in cash and invested assets. The transaction is expected to close by the third quarter of 2018 and is expected to be immediately accretive to CGI's risk-based and statutory capital.

Exhibit 99.1

•
Pansend Life Sciences - Companies in the Pansend Life Sciences, LLC portfolio continued to ramp operations and meet critical milestones during the fourth quarter and twelve month period, including R2 Dermatology, MediBeacon and BeneVir, all of which remain in discussions with various strategic parties.

•
Other - The Company’s Other segment primarily includes over-the-air broadcast television assets, a console and mobile video game publisher and other investments. During the fourth quarter, the Company’s broadcasting subsidiary, HC2 Broadcasting Holdings Inc., entered into a $75 million bridge loan to primarily finance acquisitions in the over-the-air broadcast television distribution market. Subsequent to quarter end, the bridge loan was increased by $27 million. The Company filed the $75 million bridge loan credit agreement and the amendment to the credit agreement on a Form 8-K.

As of February 23, 2018, through a series of transactions, HC2’s broadcasting subsidiary had acquired 135 operational stations, including 4 full-power stations, 34 Class A stations and 97 LPTV stations. In addition, HC2 Broadcasting has 476 silent licenses and construction permits. The total HC2 Broadcasting footprint, excluding construction permits, covers approximately 60 percent of the U.S. population, in over 100 U.S. markets, including nine of the top ten markets across the United States.

•
HC2 Corporate - The Company received a combined $11.5 million and $36.0 million of dividends and tax share from DBMG and PTGi-ICS for the fourth quarter and full year 2017, respectively. During 2017, the Company secured financing for new strategic acquisitions, including over-the-air broadcasting assets, invested strategically across the existing platform, including companies in the Pansend portfolio, where several key milestones and accomplishments were achieved in 2017 and reduced the cumulative outstanding preferred equity to $26.7 million as of December 31, 2017.

Introduces 2018 Guidance for Construction and Marine Services Segments
In order to provide additional visibility into the Company’s two largest Adjusted EBITDA segment contributors, Construction and Marine Services, the Company initiated a guidance range reflecting its current expectations for full year 2018 Adjusted EBITDA, due in part to their strong backlog and opportunity pipelines at year end 2017. While the complex nature of certain large-scale DBM Global and Global Marine projects could cause quarterly variability in their financial results, the Company currently expects the following for the full year 2018:

•	Construction: $60 million and $65 million of Adjusted EBITDA

•	Marine Services: $45 million and $50 million of Adjusted EBITDA

The Company has provided 2018 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under "Non-GAAP Financial Measures." The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2018.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without

Exhibit 99.1

limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Exhibit 99.1

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its fourth quarter and full year 2017 financial results and operations today, Wednesday, March 14, 2018, at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website, www.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 3278987
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 3278987
*Available approximately two hours after the end of the conference call through April 14, 2018.
About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Exhibit 99.1

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments and Adjusted Operating Income for the Insurance segment (“Insurance AOI”).
Adjusted EBITDA
Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments' performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss), excluding the Insurance segment, adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition costs. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures or a measure of our operating performance.
Adjusted Operating Income - Insurance
Adjusted Operating Income for the Insurance segment (“Insurance AOI”) is a non-U.S. GAAP financial measure frequently used throughout the insurance industry and is an economic measure the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provides insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI has certain limitations and the Company may not calculate it the same as other companies in our industry. It should therefore be read together with the Company's results calculated in accordance with U.S. GAAP.

Exhibit 99.1

Similarly to Adjusted EBITDA, using Insurance AOI as a performance measure has inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as this non-U.S. GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI should not be considered in isolation and does not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations, asset impairment, intercompany elimination, non-recurring items, and acquisition costs. Management believes that Insurance AOI provides a meaningful financial metric that helps investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, the Company believes using a measure which excludes their impact is effective in analyzing the trends of our operations.

Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, our 2018 guidance for the Construction and Marine Services segments and statements regarding our expectation regarding building shareholder value and future cash and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that HC2 has historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenue	$1,482,546	$1,415,669	$1,117,941
Life, accident and health earned premiums, net	80,524	79,406	1,578
Net investment income	66,070	58,032	1,031
Net realized and unrealized gains on investments	4,983	5,019	256
Net revenue	1,634,123	1,558,126	1,120,806
Operating expenses
Cost of revenue	1,313,069	1,254,041	982,623
Policy benefits, changes in reserves, and commissions	108,695	123,182	2,245
Selling, general and administrative	182,880	152,890	108,527
Depreciation and amortization	31,315	24,493	24,796
Other operating (income) expenses	(704)	4,941	1,902
Total operating expenses	1,635,255	1,559,547	1,120,093
Income (loss) from operations	(1,132)	(1,421)	713
Interest expense	(55,098)	(43,375)	(39,017)
Gain (loss) on contingent consideration	11,411	(8,929)	—
Income (loss) from equity investees	17,840	10,768	(1,499)
Other expenses, net	(12,772)	(2,836)	(6,820)
Loss from continuing operations before income taxes	(39,751)	(45,793)	(46,623)
Income tax (expense) benefit	(10,740)	(51,638)	10,882
Loss from continuing operations	(50,491)	(97,431)	(35,741)
Loss from discontinued operations	—	—	(21)
Net loss	(50,491)	(97,431)	(35,762)
Less: Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	3,580	2,882	197
Net loss attributable to HC2 Holdings, Inc.	(46,911)	(94,549)	(35,565)
Less: Preferred stock and deemed dividends from conversions	2,767	10,849	4,285
Net loss attributable to common stock and participating preferred stockholders	$(49,678)	$(105,398)	$(39,850)

Basic and diluted loss per common share
Loss from continuing operations	$(1.16)	$(2.83)	$(1.50)
Loss from discontinued operations	—	—	—
Basic and diluted loss per share	$(1.16)	$(2.83)	$(1.50)

Weighted average common shares outstanding:
Basic and diluted	42,824	37,260	26,482

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$1,340,626	$1,278,958
Equity securities, available-for-sale at fair value	47,500	51,519
Mortgage loans	52,109	16,831
Policy loans	17,944	18,247
Other invested assets	85,419	62,363
Total investments	1,543,598	1,427,918
Cash and cash equivalents	97,885	115,371
Accounts receivable, net	322,446	267,598
Recoverable from reinsurers	526,337	524,201
Deferred tax asset	1,661	1,108
Property, plant and equipment, net	374,660	286,458
Goodwill	131,741	98,086
Intangibles, net	117,105	39,722
Other assets	102,258	74,814
Total assets	$3,217,691	$2,835,276

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,693,961	$1,648,565
Annuity reserves	243,156	251,270
Value of business acquired	42,969	47,613
Accounts payable and other current liabilities	347,492	251,733
Deferred tax liability	10,740	15,304
Debt obligations	593,172	428,496
Other liabilities	70,174	92,871
Total liabilities	3,001,664	2,735,852
Commitments and contingencies
Temporary equity
Preferred stock	26,296	29,459
Redeemable noncontrolling interest	1,609	2,526
Total temporary equity	27,905	31,985
Stockholders’ equity
Common stock, $.001 par value	44	42
Shares authorized: 80,000,000 at December 31, 2017 and December 31, 2016;
Shares issued: 44,570,004 and 42,070,675 at December 31, 2017 and December 31, 2016;
Shares outstanding: 44,190,826 and 41,811,288 at December 31, 2017 and December 31, 2016, respectively
Additional paid-in capital	254,685	241,485
Treasury stock, at cost; 379,178 and 259,387 shares at December 31, 2017 and December 31, 2016, respectively	(2,057)	(1,387)
Accumulated deficit	(221,189)	(174,278)
Accumulated other comprehensive income (loss)	41,688	(21,647)
Total HC2 Holdings, Inc. stockholders’ equity	73,171	44,215
Noncontrolling interest	114,951	23,224
Total stockholders’ equity	188,122	67,439
Total liabilities, temporary equity and stockholders’ equity	$3,217,691	$2,835,276

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)

(in thousands):	Three months ended December 31, 2017
	Core Operating Subsidiaries				Early Stage and Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(8,537)
Less: Net Income attributable to HC2 Holdings Insurance Segment								3,383
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$9,160	$6,230	$1,485	$1,253	$(3,822)	$(8,218)	$(18,008)	(11,920)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,389	6,337	1,195	86	57	575	21	9,660
Depreciation and amortization (included in cost of revenue)	1,419	—	—	—	—	—	—	1,419
Amortization of equity method fair value adjustment at acquisition	—	(371)	—	—	—	—	—	(371)
(Gain) loss on sale or disposal of assets	199	—	208	181	—	—	—	588
Lease termination costs	—	—	—	2	—	—	—	2
Interest expense	357	1,029	629	4	—	1,965	11,704	15,688
Net gain on contingent consideration	—	—	—	—	—	—	(5,410)	(5,410)
Other (income) expense, net	117	240	(164)	72	8	3,741	368	4,382
Foreign currency gain (included in cost of revenue)	—	52	—	—	—	—	—	52
Income tax (benefit) expense	887	(36)	(4,255)	7	(820)	(1,129)	(1,073)	(6,419)
Noncontrolling interest	751	(121)	1,321	—	(728)	1,502	—	2,725
Bonus to be settled in equity	—	—	—	—	—	—	2,780	2,780
Share-based compensation expense	—	394	3	—	80	213	547	1,237
Acquisition costs	833	1,515	—	—	—	2,648	339	5,335
Adjusted EBITDA	$15,112	$15,269	$422	$1,605	$(5,225)	$1,297	$(8,732)	$19,748

Total Core Operating Subsidiaries	$32,408

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)

(in thousands):	Three Months Ended December 31, 2016
	Core Operating Subsidiaries				Early Stage and Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(61,464)
Less: Net Income attributable to HC2 Holdings Insurance Segment								(2,050)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,292	$8,667	$(61)	$(2,572)	$(4,655)	$(3,536)	$(64,549)	(59,414)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	629	5,214	769	115	37	430	5	7,199
Depreciation and amortization (included in cost of revenue)	1,322	—	—	—	—	—	—	1,322
Amortization of equity method fair value adjustment at acquisition	—	(325)	—	—	—	—	—	(325)
(Gain) loss on sale or disposal of assets	2,626	1	—	708	—	—	—	3,335
Interest expense	322	1,091	69	—	—	1,163	9,116	11,761
Net loss (gain) on contingent consideration	—	(2,482)	—	—	—	—	11,411	8,929
Other (income) expense, net	(75)	(1,234)	391	487	10	99	(966)	(1,288)
Foreign currency gain (included in cost of revenue)	—	864	—	—	—	—	—	864
Income tax (benefit) expense	6,086	2,150	(535)	2,803	1,558	3,250	32,726	48,038
Noncontrolling interest	594	464	(253)	—	(809)	(513)	—	(517)
Bonus to be settled in equity	—	—	—	—	—	—	2,503	2,503
Share-based compensation expense	—	375	490	—	67	35	712	1,679
Non-recurring items	1,868	24	—	—	—	—	490	2,382
Adjusted EBITDA	$20,664	$14,809	$870	$1,541	$(3,792)	$928	$(8,552)	$26,468

Total Core Operating Subsidiaries	$37,884

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)

(in thousands):	Year ended December 31, 2017
	Core Operating Subsidiaries				Early Stage and Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(46,911)
Less: Net Income attributable to HC2 Holdings Insurance Segment								7,066
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$23,624	$15,173	$(516)	$6,163	$(18,098)	$(18,005)	$(62,318)	(53,977)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	5,583	22,898	5,071	371	186	1,508	71	35,688
Depreciation and amortization (included in cost of revenue)	5,254	—	—	—	—	—	—	5,254
Amortization of equity method fair value adjustment at acquisition	—	(1,594)	—	—	—	—	—	(1,594)
Asset impairment expense	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	292	(3,500)	247	181	—	—	—	(2,780)
Lease termination costs	—	249	—	17	—	—	—	266
Interest expense	976	4,392	1,181	41	—	4,373	44,135	55,098
Net gain on contingent consideration	—	—	—	—	—	—	(11,411)	(11,411)
Other (income) expense, net	(41)	2,683	1,488	149	(17)	6,541	(92)	10,711
Foreign currency gain (included in cost of revenue)	—	(79)	—	—	—	—	—	(79)
Income tax (benefit) expense	10,679	203	(4,243)	7	(820)	(1,129)	(10,185)	(5,488)
Noncontrolling interest	1,941	260	(681)	—	(3,936)	(1,164)	—	(3,580)
Bonus to be settled in equity	—	—	—	—	—	—	4,130	4,130
Share-based compensation expense	—	1,527	364	—	319	279	2,754	5,243
Acquisition costs	3,280	1,815	—	—	—	2,648	3,764	11,507
Adjusted EBITDA	$51,588	$44,027	$2,911	$6,929	$(22,366)	$(3,139)	$(29,152)	$50,798

Total Core Operating Subsidiaries	$105,455

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)

(in thousands):	Year Ended December 31, 2016
	Core Operating Subsidiaries				Early Stage and Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(94,549)
Less: Net loss attributable to HC2 Holdings Insurance Segment								(14,028)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$28,002	$17,447	$7	$1,435	$(7,646)	$(24,800)	$(94,966)	(80,521)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,892	22,007	2,248	504	124	1,480	9	28,264
Depreciation and amortization (included in cost of revenue)	4,370	—	—	—	—	—	—	4,370
Amortization of equity method fair value adjustment at acquisition	—	(1,371)	—	—	—	—	—	(1,371)
(Gain) loss on sale or disposal of assets	1,663	(9)	—	708	—	—	—	2,362
Lease termination costs	—	—	—	179	—	—	—	179
Interest expense	1,239	4,774	211	—	—	1,164	35,987	43,375
Net loss (gain) on contingent consideration	—	(2,482)	—	—	—	—	11,411	8,929
Other (income) expense, net	(163)	(2,424)	(8)	(87)	(3,213)	9,987	(1,277)	2,815
Foreign currency gain (included in cost of revenue)	—	(1,106)	—	—	—	—	—	(1,106)
Income tax (benefit) expense	18,727	1,394	(535)	2,803	1,558	3,250	11,245	38,442
Noncontrolling interest	1,834	974	(4)	—	(3,111)	(2,575)	—	(2,882)
Bonus to be settled in equity	—	—	—	—	—	—	2,503	2,503
Share-based compensation expense	—	1,682	597	—	251	273	5,545	8,348
Non-recurring items	—	—	—	—	—	—	1,513	1,513
Acquisition costs	2,296	290	27	18	—	—	2,312	4,943
Adjusted EBITDA	$59,860	$41,176	$2,543	$5,560	$(12,037)	$(11,221)	$(25,718)	$60,163

Total Core Operating Subsidiaries	$109,139

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
(in thousands)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI for the three months ended December 31, 2017 and 2016 respectively:

	Three months ended December 31,
	2017	2016	Increase / (Decrease)
Net income (loss) - Insurance segment	$3,381	$(2,050)	$5,431
Net realized and unrealized gains on investments	(2,129)	(7,696)	5,567
Asset impairment	—	2,400	(2,400)
Acquisition costs	1,377	445	932
Insurance AOI	$2,629	$(6,901)	$9,530

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI for the years ended December 31, 2017 and 2016, respectively:

	Years Ended December 31,
	2017	2016	Increase / (Decrease)
Net income (loss) - Insurance segment	$7,066	$(14,028)	$21,094
Net realized and unrealized gains on investments	(4,983)	(5,019)	36
Asset impairment	3,364	2,400	964
Acquisition costs	2,535	714	1,821
Insurance AOI	$7,982	$(15,933)	$23,915